     EXHIBIT 99.7

FOR IMMEDIATE RELEASE      Date:      February 17, 2000
                           Contact:   Michael Price
                                      Chief Financial Officer
                           Phone:     (504) 586-8888
                           Fax:       (504) 522-1796
                           Email:     michaelhprice@msn.com

     Forman Petroleum Corporation announced today that the company's plan of reorganization was confirmed by the Bankruptcy Court on December 29, 1999 and became effective on January 14, 2000.

     Pursuant to the plan of reorganization confirmed by the Bankruptcy Court, the company's ongoing operations will be conducted under the direction of a Board of Directors consisting of three new directors, Nicholas Tell, Jr., Jerry
W. Box, Jeffrey Clarke and McLain J. Forman, the founder of the company.

     Nicholas Tell, Jr., is the Managing Director, Capital Markets and Special Situations, of the Trust Company of the West. Jerry W. Box, currently an oil and gas industry consultant, served as the President and Chief Operating Officer of Oryx Energy Company from 1998 until shortly after the merger of Oryx Energy Company with Kerr-McGee Corporation in early 1999. Jeffrey Clarke has been since 1994 the President, Chairman and Chief Executive Officer of Coho Energy, Inc., an independent energy company engaged, through its wholly owned subsidiaries, in the development and production of, and exploration for, crude oil and natural gas principally in Mississippi and Oklahoma.

     Mr. Tell has been designated as the Chairman of the Board of Directors of
the company.   "With the financial restructuring behind us, we are very excited about Forman's future prospects, as we believe we have the financial flexibility to capitalize fully on Forman's significant exploratory potential."

     Current management of the company has been retained as part of the restructuring. Mr. Forman remains as Chief Executive Officer, Michael Price as Chief Financial Officer, and Harold Block, Michael Habetz, Marvin Gay, Michael Emmerling and Roger Frey as Vice Presidents.

     The company and its predecessors have been engaged since 1960 in the acquisition, exploration, development, exploitation and production of crude oil and natural gas onshore in south Louisiana.

     Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made based upon views and assumptions as of the date hereof regarding future events. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the company as well as from developments beyond the company's control, including changes in oil and gas prices and other events described in the company's SEC
filings.   There can be no assurance that the forward-looking statements in this press release will prove to be accurate.